SCHEDULE A

(as of April 30, 2021)

Portfolio	Initial Board Approval Date	Initial Effective Date		Exchange and Ticker	Termination Date
Invesco Agriculture Commodity Strategy No K-1 ETF	03/07/2017	[	]	The NASDAQ Stock Market, LLC [( )]	04/30/2022
Invesco Base Metals Commodity Strategy No K-1 ETF	03/07/2017	[	]	The NASDAQ Stock Market, LLC [( )]	04/30/2022
Invesco Bloomberg Commodity Strategy ETF	09/25/14	[	]	The NASDAQ Stock Market, LLC [()]	04/30/2022
Invesco Optimum Yield Diversified Commodity Strategy No K-1 ETF	09/25/14	11/07/14		The NASDAQ Stock Market, LLC (PDBC)	04/30/2022
Invesco Energy Commodity Strategy No K-1 ETF	03/07/2017	[	]	The NASDAQ Stock Market, LLC [( )]	04/30/2022

Invesco Actively Managed Exchange-Traded Fund Commodity Trust, on behalf of each Fund listed on Schedule A

By:	/s/ Anna Paglia
	Name:	Anna Paglia
	Title:	President & Principal Executive Officer

Invesco Distributors, Inc.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President